
<ARTICLE>                  5

<PERIOD-TYPE>                                        12-MOS
<FISCAL-YEAR-END>                                    MAR-31-1998
<PERIOD-END>                                         MAR-31-1998
<CASH>                                               243,723
<SECURITIES>                                         2,025,236
<RECEIVABLES>                                        000
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               1,112,647
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       5,428,937<F1>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              1,210,000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           4,036,448
<TOTAL-LIABILITY-AND-EQUITY>                         5,428,937<F2>
<SALES>                                              000
<TOTAL-REVENUES>                                     414,211<F3>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     902,043<F4>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   118,057
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (2,927,278)<F5>
<EPS-PRIMARY>                                        (57.96)
<EPS-DILUTED>                                        000

<F1>Included in Total assets is $4,731 of Tenant security  deposits,  $1,842,272 of Investments in Local Limited Partnerships, $6,398 of Replacement reserve escrow, $6,020 of Mortgagee escrow deposits, $107,572 in Bond trusts, $45,145 of Deferred charges, Accounts receivable, net of $3,000 and $32,193 of Other assets.
<F2>Included in Total liability and equity are $58,589 of Minority  interest in the Local Limited Partnership, Accounts payable and accrued expenses of $27,577, Accounts payable to affiliate of $22,773, Accrued interest of $68,819 and Tenant security deposits payable of $4,731.
<F3>Total revenue includes $146,437 of Investment revenue,  $228,680 of Rental revenue and $39,094 of other revenue.
<F4>Included in Other expenses is Povision  for  valuation  of  investments in
Local Limited Partnerships of $356,398, $66,816 of Amortization, $276,279 of General and administrative expenses, $52,665 of Bad debt expenses, $45,459 of Depreciation and $104,426 of Rental operations.
<F5>Net income  reflects  Equity in losses of Local Limited Partnerships of
$2,321,647 and Minority interest of $258.

